EXHIBIT 99.1

Greystone Logistics Sales Increase Driven by New Products and Customers

TULSA, OK, May 8, 2012 /PRNewswire/ -- Greystone Logistics, Inc. (OTCBB: GLGI)   An increase in sales of recently introduced new lines of recycled plastic pallets led to a strong third quarter revenue increase for Greystone Logistics, Inc. (“Greystone Logistics” or the “Company”).

Tulsa based Greystone Logistics recorded sales for the corporate third quarter ending February 29, 2012 of $4,875,856 compared to $4,206,092 in fiscal year 2011 for an increase of $669,764 or 16% from the previous year.   Sales for the nine month period ending February 29, 2012 were $16,872,981 compared to $14,253,173 in fiscal year 2011 for an increase of $2,619,808 or 18.4%.  Greystone Logistics recorded net income of $914,939 during the nine month period ended February 29, 2012 compared to a net loss of $(947,894) in fiscal year 2011 a turnaround of $1,862,833.  Net income available to the common shareholders of Greystone Logistics for the nine month period ended February 29, 2012 was $657,996 or $.03 per share compared to a net loss of $(1,269,364) or ($.05) for the same period last year.

Bill Rahhal, CFO, commented "Purchase orders for our Intermediate Bulk Container Pallet (IBC) and our 56x44 Bottle and Can pallet drove sales higher during our third quarter of fiscal year 2012 as revenue from new customers was approximately $1,055,000.  The third quarter is historically our slowest time of the year yet we managed to continue our momentum of growth while at the same time implementing changes to our manufacturing practices with emphasis on cost controls.  Our EBITDA for the nine month period ended February 29, 2012 was $2,462,424.  Based on the closing price of $0.08 per share for the Company’s common stock as of the market’s close on May 4, 2012, this is more than the market capitalization value of $2,088,896 of the Company.  Over the next year, I will be working with our CEO to make the market aware of our great product lines and the incredible job our employees are doing for our shareholders and customers.  We believe our business plan of redirecting recycled plastic into American made products is exactly the right direction at the right time.”

Greystone Logistics is a "Green" manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells and leases high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company's technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allow production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.  Excess plastic not used in production of pallets is reprocessed for resale.

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics's Form 10-K for the fiscal year ended May 31, 2011. For additional information in relation to Greystone Logistics and its products see Form 10-Q for the quarterly period ended February 29, 2012.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income available to common shareholders before income taxes, the most directly comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Sales	$4,875,856	$4,206,092	$16,872,981	$14,253,173
Gross Profit	915,250	605,261	3,051,474	1,132,519
Operating Profit (Loss)	360,449	152,452	1,597,328	(309,071)
Net Income (Loss)	163,798	(101,558)	914,939	(947,894)
Net Income (Loss) to Common Shareholders	34,062	(218,689)	657,996	(1,269,364)
Per Share of Common Stock, Basic and Diluted	—	(0.01)	0.03	(0.05)
Average Shares of Common Outstanding	26,111,201	26,111,201	26,111,201	26,111,201

Supplemental Statistical Information:
Net Income (Loss)	$163,798	$(101,558)	$914,939	$(947,894)
Add:
Interest Expense	201,583	248,960	680,480	641,423
Provision for Income Taxes	—	—	—	—
Depreciation and Amortization	285,837	290,283	867,005	801,835

EBITDA(A)	$651,218	$437,685	$2,462,424	$495,364

(A) EBITDA represents income (loss) before income taxes plus interest, depreciation and amortization.   The EBITDA presented above while considered the most common definition used by investors and financial analysts may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger
President/CEO
Corporate Office
1613 East 15th Street
Tulsa, Oklahoma 74120
(918) 583-7441
(918) 583-7442 (FAX)
http://www.greystonelogistics.com